NEWS RELEASE for May 28, 2010

BIOLASE SECURES $5 MILLION DEBT FACILITY
WITH MIDCAP FINANCIAL, LLC AND SILICON VALLEY BANK

IRVINE, CA (May 28, 2010) . . . BIOLASE Technology, Inc. (NASDAQ:BLTI), the world’s leading dental laser company, announced today that it has entered into a $5 million secured debt facility with MidCap Financial, LLC and Silicon Valley Bank.

BIOLASE received a first tranche of $3 million at closing, with a second tranche of $2 million, available upon completion of certain conditions. The financing will be used for ongoing working capital requirements.

“We are pleased to forge this new partnership with MidCap Financial and Silicon Valley Bank,” said BIOLASE Chief Executive Officer David M. Mulder. “This loan agreement fortifies our recently announced top line restructuring efforts, our expanding sales force, our new iLase™ product launch that is still in progress, our new consumer products planned for professional channels which were announced earlier this week, and supports the new products and enhancements currently in our research and development pipeline.”

“MidCap Financial is truly pleased to have BIOLASE as a portfolio company,” said Chris York, Managing Director, MidCap Financial, LLC. “By working closely with BIOLASE’s management team, we were able to develop a financing that helps the Company increase adoption of its dental laser systems in the U.S. and expand into new markets.”

About MidCap Financial, LLC
MidCap Financial is a commercial finance company focused on middle market lending in the healthcare and life sciences industries. MidCap specializes in $5 million to $200 million loans. The company is headquartered in Bethesda, MD, with offices in Chicago and Los Angeles, and focuses on investments in four areas:

•	Life sciences loans, primarily to pharmaceutical, biotech and medical device companies;

•	Working Capital loans collateralized by third-party accounts receivable and other assets;

•	Real estate loans to senior housing, skilled nursing facilities and medical office buildings; and

•	Leveraged loans to healthcare companies backed by private equity sponsors.

Additional information about MidCap Financial can be found at www.midcapfinancial.com.

About Silicon Valley Bank
Silicon Valley Bank is the premier commercial bank for companies in the technology, life science, venture capital, private equity and premium wine industries. SVB provides a comprehensive suite of financing solutions, treasury management, corporate investment and international banking services to its clients worldwide. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients’ success. Founded in 1983 and headquartered in Santa Clara, Calif., the company serves clients around the world through 26 U.S. offices and international operations in China, India, Israel and the United Kingdom. Silicon Valley Bank is a member of global financial services firm SVB Financial Group (Nasdaq: SIVB), with SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services. More information on the company can be found at www.svb.com.

Silicon Valley Bank is the California bank subsidiary and the commercial banking operation of SVB Financial Group. Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve System. SVB Financial Group is also a member of the Federal Reserve System.

About BIOLASE Technology, Inc.
BIOLASE Technology, Inc. (http://www.biolase.com), the world’s leading dental laser company, develops, manufactures and markets Waterlase technology and lasers and related products that advance the practice of dentistry and medicine.  The Company’s products incorporate patented and patent pending technologies designed to provide clinically superior performance with reduced pain and faster recovery times.  BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications.  Other products under development address ophthalmology, pain management and other medical and consumer markets.

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions.  Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.

For further information, please contact: Jill Bertotti (investors) or Len Hall (media), of Allen & Caron, +1-949-474-4300.

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